newsrelease
CTS CORPORATION  Elkhart, Indiana 46514  574-523-3800

January 28, 2013
FOR RELEASE:  Immediately

CTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2012 FINANCIAL RESULTS

Reports Strong Operating Cash Flow

•	Acquisition of D&R Technology Expands CTS’ Leadership Position in Automotive Sensors with $50 Million in Sales and Accretive Earnings Expected in 2013

•	Provides Guidance for 2013 – Expects Double-Digit Growth in Revenue and EPS

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced fourth quarter 2012 revenues of $138.3 million, a 4% decrease from the same period last year. Fourth quarter Components and Sensors segment revenues increased 7% year-over-year while EMS segment revenues decreased 15%. Fourth quarter 2012 net earnings were $8.8 million, or $0.26 per diluted share, compared to net earnings of $5.9 million, or $0.17 per diluted share, in the same period last year. Included in the fourth quarter 2012 earnings were a $0.23 per share gain from the Singapore facility sale-leaseback transaction, a $0.09 per share restructuring charge and $0.06 per share of acquisition-related and other charges. Excluding these items, fourth quarter 2012 adjusted earnings per share were $0.18, compared to $0.22 in the same period last year. The year-over-year decrease is primarily due to a higher effective tax rate in fourth quarter 2012, including a delayed U.S. research tax credit not signed into law as anticipated in 2012, but signed in early 2013, and a delay in the formal approval of a China high-technology incentive tax credit. These tax items combined represent approximately $0.06 per share of lower earnings in the fourth quarter, which we expect to record as a tax benefit in the first quarter 2013.

Components and Sensors segment sales increased 7% year-over-year, despite the continued negative impact of the Japan/China territory dispute and the weak European economy. Within the Components and Sensors segment, sales of electronic components increased 26% from higher piezoceramic product demand for HDD and incremental sales from the Valpey-Fisher acquisition.

Fourth quarter automotive product sales were adversely affected by approximately $5 million for the continued Japan/China dispute and lower sales into European markets. Despite these reductions, automotive product sales declined by only $1.4 million, as the quarter benefitted from sales of new products. CTS’ new smart actuator product for commercial diesel applications and grill shutter actuator product are expected to add over $20 million of incremental sales in 2013. CTS’ fourth quarter EMS revenues decreased 15% primarily from lower government spending in the defense and aerospace markets and from closing a small, unprofitable operation in the U.K.

2012 Full-Year Results
Full-year 2012 revenue was $576.9 million, a decrease of 2% from prior year revenues of $588.5 million. Full-year Components and Sensors segment revenue increased 9%, driven primarily by a 15% improvement in electronic component sales due to higher piezoceramic product demand for HDD and the Valpey-Fisher acquisition. Automotive sensors and actuators grew 5% from higher pedal module sales and new products, despite lower sales relating to the Japan/China dispute, the weak European economy and unfavorable currency impacts. Full-year EMS segment revenue decreased $36.2 million, or 12% from the prior year, reflecting lower government defense spending, the closure of a small, unprofitable operation in the U.K. and disruptions from the Thailand flood. Lower sales in defense and aerospace, communications and computer markets were partially offset by double-digit increases in industrial and medical sales.

Full-year 2012 diluted earnings per share were $0.59, including a $0.23 per share gain on the Singapore facility sale-leaseback transaction, a $0.19 per share charge for restructuring, $0.05 per share charge for legal/other costs and a $0.04 per share charge for acquisition-related costs.  Excluding these items, full-year adjusted earnings per share were $0.64 compared to $0.67 in 2011, primarily due to the delay in receiving certain tax benefits of approximately $0.06 per share as previously noted.

Full-year 2012 cash from operations improved to $41.7 million from $22.2 million in the prior year primarily from reduced inventories and as the disruptions from the Thailand flood are now behind us. Capital expenditures were $13.5 million, or 2.3% of sales, compared to $15.6 million, or 2.6% of sales, in the prior year.

Other noteworthy fourth quarter events:
•
The Company consolidated its Singapore operation to free up approximately 60% or 100,000 square feet of manufacturing space.  As a result, we sold our Singapore building, receiving cash proceeds of $17.7 million and leased back approximately 58,000 square feet for our streamlined operations. This action is one of several initiatives taken to improve manufacturing efficiency and reduce CTS’ global footprint.

•	The Company repurchased approximately 440,000 shares of common stock in open market transactions for $3.8 million.
•	Restructuring actions initiated in 2012 are substantially complete, with the EMS China closure to be completed by the end of the first quarter 2013.

CTS announced the synergistic acquisition of D&R Technologies in late fourth quarter 2012, a Chicago-based, privately-held company with annual sales of approximately $50 million. D&R is a leading designer and manufacturer of custom-designed automotive sensors. The acquisition expands CTS’ strategic automotive sensor product platform with new customers and a broader product portfolio into applications for safety systems and vehicle chassis management.  Integration efforts are proceeding on schedule.

Early in 2012 CTS acquired Valpey-Fisher, a Boston-based, designer and manufacturer of precision frequency products with annual sales of $15 million.  The acquisition was accretive during their first year.

Commenting on fourth quarter 2012 results, Vinod M. Khilnani, CTS Executive Chairman, stated, “We are pleased with our improved gross margins and strong cash flows despite continued weakness in EMS sales.  We completed several restructuring initiatives and further improved our global footprint and cost structure.  Our new smart actuator for commercial diesel engines, which was launched late in the fourth quarter, will be transformational to CTS as this product alone will provide over $40 million in annual sales at full ramp, to a new customer in new markets. The recent growth from the new grill shutter actuator and piezo for HDD, and the acquisition of D&R, will position CTS as a high-growth global leader in Components and Sensors technology.”

Looking ahead, the global growth environment remains weak. However, the 2012 restructuring actions, new product launches and recent acquisitions will help position CTS to drive double-digit growth. Accordingly, management anticipates full-year 2013 sales to increase in the range of 12% to 15% over 2012 and diluted earnings per share to be in the range of $0.73 to $0.78. The 2013 diluted earnings per share estimate includes approximately $0.05 per share of CEO transition-related costs. First quarter 2013 results are expected to show normal seasonality with gradual improvements during the year.

On January 7, 2013, Mr. Kieran O’Sullivan joined the Company as President and Chief Executive Officer. Mr. O’Sullivan brings executive leadership experience in high-growth technology companies in global markets.  Mr. Vinod M. Khilnani will continue to serve as Executive Chairman until the Annual Shareholder’s Meeting in 2013 and retire at year-end.

Kieran O’Sullivan, CTS President and Chief Executive Officer, stated, “I am pleased to join CTS as the President and Chief Executive Officer. The strategic positioning, future growth and operational efficiency of our business are important for me while continuing to build on the progress made by Vinod and the leadership team.”

SEGMENT INFORMATION

($ in thousands)	Components and Sensors	EMS	Total
Fourth Quarter of 2012
Net sales to external customers	$75,675	$62,623	$138,298
Segment operating earnings before corporate and shared services charges	$17,378	$5,598	$22,976
Corporate and shared services charges	(4,940)	(1,970)	(6,910)
Segment operating earnings (1)	$12,438	$3,628	$16,066
Expenses not allocated to business segments:
- Restructuring and related charges			(3,827)
Total operating earnings			$12,239

Third Quarter of 2012
Net sales to external customers	$75,565	$61,792	$137,357
Segment operating earnings before corporate and shared services charges	$9,492	$4,202	$13,694
Corporate and shared services charges	(4,185)	(1,827)	(6,012)
Segment operating earnings	$5,307	$2,375	$7,682
Expenses not allocated to business segments:
- Restructuring and related charges			(878)
Total operating earnings			$6,804

Fourth Quarter of 2011
Net sales to external customers	$70,699	$73,300	$143,999
Segment operating earnings before corporate and shared services charges	$10,207	$3,722	$13,929
Corporate and shared services charges	(3,638)	(647)	(4,285)
Segment operating earnings(2)	$6,569	$3,075	$9,644
Expenses not allocated to business segments: - Restructuring and related charges			(2,444)
Total operating earnings			$7,200

(1)	Components and Sensors operating earnings of $12,438 includes a $10,334 gain from the Singapore sale-leaseback transaction.
(2)	EMS segment operating earnings of $3,075 includes $3,380 of insurance recovery for property damage related to the fire at CTS’ Scotland manufacturing facility.

Components & Sensors: Components and Sensors fourth quarter 2012 sales of $75.7 million increased $5.0 million, or 7%, from the fourth quarter of 2011. Sales of electronic components increased $6.3 million, or 26%, from improved piezoceramic product demand, primarily new HDD sales, and incremental sales from an acquisition. Despite being adversely affected by approximately $5 million of lower sales from the Japan/China dispute and the European economy, automotive sensor and actuator product sales decreased by only $1.4 million, or 3%, as the quarter benefitted from sales of new products. Segment operating earnings before corporate and shared services charges increased from the same period last year, primarily from the gain from the Singapore sale-leaseback transaction, partially offset by higher non-cash pension expenses, acquisition-related costs and certain legal expenses.

Components and Sensors fourth quarter 2012 sales of $75.7 million were essentially unchanged from the third quarter of 2012.  Automotive sensor and actuator product sales increased $0.4 million, due primarily to new product sales. Sales of electronic component products decreased $0.3 million from the third quarter. Segment operating earnings before corporate and shared services charges improved from the third quarter of 2012 primarily from the gain from the Singapore sale-leaseback transaction, partially offset by acquisition-related costs and certain legal expenses.

EMS: EMS fourth quarter 2012 sales of $62.6 million decreased $10.7 million, or 15%, from the fourth quarter of 2011, resulting primarily from lower government spending in the defense and aerospace markets and from closing a small, unprofitable operation in the U.K.  Despite lower sales, EMS segment operating earnings before corporate and shared services charges increased, primarily from timing of flood insurance costs and recoveries.

EMS fourth quarter 2012 sales of $62.6 million increased $0.8 million, or 1%, from the third quarter of 2012 primarily on higher medical sales. The fourth quarter segment operating earnings before corporate and shared services charges increased from the third quarter, primarily from timing of flood insurance costs and recoveries.

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, January 29, 2013 at 11:00 a.m. EST.  Those interested in participating may dial 800-230-1951 (612-332-0530, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EST on Tuesday, January 29, 2013 through 11:59 p.m. EST on Tuesday, February 5, 2013. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 278206.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications and computer industries, as well as conditions in the industrial, defense and aerospace and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and floods in Thailand; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Thomas A. Kroll, Vice President and Chief Financial Officer
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2012	2011	2012	2011

Net sales	$ 138,298	$ 143,999	$ 576,918	$ 588,506

Costs and expenses:
Cost of goods sold	111,497	118,161	475,536	478,657
Insurance recovery for business interruption	(5,651)	(2,190)	(20,893)	(4,082)
Selling, general and administrative expenses	22,217	16,816	80,386	71,890
Research and development expenses	5,328	5,208	20,918	19,990
Gain on sale-leaseback	(10,334)	-	(10,334)	-
Insurance recovery for property damage	-	(3,380)	(1,769)	(6,067)
Restructuring charge	3,002	2,184	6,386	2,878

Operating earnings	12,239	7,200	26,688	25,240

Other (expense) / income:
Interest expense, net	(311)	(141)	(839)	(862)
Other income	796	151	1,093	1,959
Total other income	485	10	254	1,097

Earnings before income taxes	12,724	7,210	26,942	26,337

Income tax expense	3,892	1,354	6,609	5,370

Net earnings	$ 8,832	$ 5,856	$ 20,333	$ 20,967

Net earnings per share:
Basic	$ 0.26	$ 0.17	$ 0.60	$ 0.61

Diluted	$ 0.26	$ 0.17	$ 0.59	$ 0.60

Cash dividends declared per share	$ 0.035	$ 0.035	$ 0.140	$ 0.125

Average common shares outstanding:
Basic	33,640	34,241	33,922	34,321

Diluted	34,330	34,945	34,523	35,006

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP diluted earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2012	2011	2012	2011

GAAP diluted earnings per share	$ 0.26	$ 0.17	$ 0.59	$ 0.60
Tax affected charges to reported diluted
loss per share:
Restructuring and related charges	0.09	0.05	0.19	0.06
Additional legal costs and CEO search costs	0.02	-	0.05	0.01
Acquisition-related costs	0.04		0.04	-
Gain on sale-leaseback	(0.23)	-	(0.23)	-
Adjusted earnings per share	$ 0.18	$ 0.22	$ 0.64	$ 0.67

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended		Twelve Months Ended
$ In thousands	December 31	December 31	December 31	December 31
Expense	2012	2011	2012	2011
Depreciation and Amortization	$ 5,032	$ 4,372	$ 19,615	$ 17,548
Equity Based Compensation	$ 918	$ 382	$ 4,099	$ 3,745

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$ 109,571	$ 76,412
Accounts receivable, net	89,423	88,345
Inventories	82,575	92,540
Other current assets	27,993	26,089
Total current assets	309,562	283,386

Property, plant & equipment, net	95,736	84,860
Other assets	155,768	112,569

Total Assets	$ 561,066	$ 480,815

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	67,718	80,468
Other accrued liabilities	47,198	43,769
Total current liabilities	114,916	124,237

Long-term debt	153,500	74,400
Other obligations	24,892	18,881

Shareholders' equity	267,758	263,297

Total Liabilities and
Shareholders' Equity	$ 561,066	$ 480,815